SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 Name:     The BlackRock High Yield Trust

 Address of Principal Business Office (No. & Street, City, State, zip Code):

      c/o BlackRock Financial Management, Inc.
      345 Park Avenue
      New York, New York 10154

 Telephone Number (including area code):
      (212) 754-5300

 Name and address of agent for service of process:
      Ralph L. Schlosstein
      c/o BlackRock Financial Management, Inc.
      345 Park Avenue
      New York, New York 10154

 With copies of Notices and Communications to:
      Thomas A. Hale
      Skadden, Arps, Slate, Meagher & Flom (Illinois) and Affiliates 333 Wacker Drive
      Chicago, Illinois 60606

 Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment company Act of 1940 concurrently with the filing of form N-8A: YES [X] NO [ ]


                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the trustees of the registrant have caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 9th day of September, 1998.


 [SEAL]

                              The BlackRock High Yield Trust
                                      (REGISTRANT)



                              By:  /s/Ralph L. Schlosstein
                                   ____________________________
                                   Ralph L. Schlosstein
                                   Trustee and President



 Attest: /s/Karen H. Sabath
         _____________________
         Karen H. Sabath
         Secretary